UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2026

GETTY REALTY CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-13777	11-3412575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

292 Madison Avenue, 9th Floor, New York, New York	10017-6318
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 349-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 16, 2026, Getty Realty Corp. (the “Company”) entered into the Second Amendment to Third Amended and Restated Credit Agreement (the "Amended Credit Agreement") among certain of its subsidiaries, as guarantors (the “Guarantors”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), which amended the Third Amended and Restated Credit Agreement, dated as of January 23, 2025 (the “Existing Credit Agreement”), among the Company, the Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent and the L/C Issuers (as defined in the Existing Credit Agreement) from time to time party thereto.

The purpose of the Amended Credit Agreement was to (i) provide for a new senior unsecured term loan in an aggregate principal amount of $200.0 million (the “Term Loan”), (ii) remove the 10.0 basis points SOFR Adjustment from the definition of Daily Simple SOFR as applied to borrowings under the Company's revolving credit facility, and (iii) change the definition of Investment Grade Credit Rating to mean the receipt of at least one Debt Rating of Baa3 or better from Moody’s or BBB- or better from S&P or Fitch (which was modified from the receipt of at least two Debt Ratings previously).

The Amended Credit Agreement contains customary financial covenants, including covenants with respect to total leverage, secured leverage and unsecured leverage ratios, fixed charge and interest coverage ratios, and minimum tangible net worth, as well as limitations on restricted payments, which may limit the Company’s ability to incur additional debt or pay dividends. The Amended Credit Agreement contains customary events of default, including cross default provisions with respect to the Company’s existing indebtedness. Any event of default, if not cured or waived in a timely manner, could result in the acceleration of the Company’s indebtedness under the Amended Credit Agreement.

The Term Loan matures October 17, 2025, subject to three twelve-month extension options exercisable at the Company's option. The Company's exercise of the extension option is subject to the absence of any default and its compliance with certain conditions, including the payment of extension fees to the lenders under the Term Loan.

Borrowings under the Term Loan bear interest at a rate equal to (i) the sum of a SOFR rate plus a margin of 0.75% to 1.55% or (ii) the sum of a base rate plus a margin of 0.00% to 0.50% based on the Company's credit rating. The effective interest rate on the Term Loan at closing was 5.03%.

Certain of the banks and other lenders under the Amended Credit Agreement and their affiliates have in the past provided, and may from time to time in the future provide, commercial banking, financial advisory, investment banking and other services to the Company.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of such Amended Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 19, 2026, the Company issued a press release announcing its entry into the Term Loan. The Company’s press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 7.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press release issued by Getty Realty Corp. on October 19, 2026.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

The information contained in Item 7.01 and Exhibit 99.1 to this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GETTY REALTY CORP.

Date: October 19, 2026	By:	/s/ Brian R. Dickman
Brian R. Dickman
Executive Vice President
Chief Financial Officer and Treasurer